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                                  EXHIBIT 11.1

                                 METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


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
                                                           1998            1999            2000
                                                           ----            ----            ----
 Net loss                                                $ (129,142)      $(172,484)      $(214,554)
     Preferred dividends                                    (11,767)        (16,462)         (9,816)
     Gain on repurchase of Series B Preferred                                 2,208               -
     Exchange inducement on Series C Preferred                   -               -           (6,308)
                                                                 --              --          -------
 Net loss attributable to common stockholders            $ (140,909)     $ (186,738)     $ (230,678)
                                                         ===========     ===========     ===========

 Weighted-average shares outstanding:
       Shares outstanding, beginning of period               40,548          41,583          41,901
       Shares issued to investors                                 -               -          18,469
       Share issued for exercise of stock options                 -               -             418
       Share issued for exercise of stock warrants                -               -             965
       Shares issued in settlement of litigation                390               -               -
       Shares issued in exchange for series C preferred           -               -          10,453
       Shares issued for debt retirement                          -               -           4,464
       Shares issued in employee stock purchase plan             92             191             314
                                                                ---            ----            ---
 Weighted-average shares outstanding                         41,030          41,774          76,984
                                                            =======         =======         ======


 Loss per share attributable to common stockholders         $ (3.43)        $ (4.47)        $ (3.00)
                                                            ========        ========        ========
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